EXHIBIT 5
                            ---------

              CONTRIBUTION AND ASSUMPTION AGREEMENT
              -------------------------------------


          This contribution and Assumption Agreement is entered
as of the 26th day of July, 1995, by and between Phillips &
          ----
Andrus, LLC (the "Company") and Kenneth S. Phillips ("Phillips").


                            RECITALS

          A. Phillips, a member of the Company, and Marc Geman ("Geman") have entered into that certain Stock Purchase Agreement dated as of July 26, 1995, pursuant to which Phillips has issued to Geman a non-recourse promissory note in the principal amount of [$1,815,000] (the "Purchase Note") for the purchase from Geman of 1,643,845 shares (the "Shares") of the Common Stock of PMC International, Inc., a Colorado corporation.

          B. Phillips and Geman also have agreed by Letter Agreement dated July 19, 1995, to a reduction in the purchase price of certain shares of the Common Stock of PMCI purchased by Phillips from Geman prior to such date. In connection therewith, Phillips has issued to Geman on such date a non-recourse promissory note in the principal amount of $200,000 (the "Reduction Note").

          C. Phillips desires to contribute the Shares to the capital of the Company, as part of his initial capital contribution to the Company, in exchange for his ownership interest in the Company and for the Company's assumption (with full recourse) of the obligations of Phillips under the Purchase Note and the Reduction Note, and the Company desires to accept the Shares and to assume such obligations, all pursuant to the terms and conditions set forth herein.

          NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                            AGREEMENT

          1.   Contribution of Shares.  Phillips hereby sells,
               ----------------------
conveys, assigns, transfers and delivers to the Company, and the Company hereby accepts, as a contribution to capital, all of the Shares, free and clear of all security interests, liens, encumbrances and claims of any third party whatsoever (other than the security interest of Geman in the Shares).

          2.   Assumption of Liabilities.  The Company hereby
               -------------------------
assumes all liabilities, obligations and debts of Phillips under the Purchase Note and the Reduction Note and agrees to pay the same in accordance with the terms and conditions thereof or upon

                                                    Page 18 of 39
such different terms and conditions as may be agreed upon between the Company and Geman.

          3.   Miscellaneous.
               -------------

               (a)  Notices.  Any notice required or permitted to
                    -------
be given under this Agreement shall be directed to the
appropriate party in writing and mailed or delivered, if to the Company, to 555-17th Street, 14th Floor, Denver, Colorado 80202 or
            ---------------------------, ------           -----
to the Company's then principal office, if different, and if to Phillips to 555 Seventeenth Street, 14th Floor, Denver, Colorado 80202.

               D.   Binding Effect.  This Agreement shall be
                    --------------
binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and legal representatives.

               E.   Amendment.  This Agreement may not be amended
                    ---------
except by an instrument in writing executed by each of the parties hereto.

               F.   Applicable Law.  This Agreement is entered
                    --------------
into in the State of Colorado and for all purposes shall be governed by the laws of the State of Colorado.

               G.   Counterparts.  This instrument may be
                    ------------
executed in one or more counterparts, each of which shall be deemed an original.

               H.   Entire Agreement.  This Agreement supersedes
                    ----------------
and replaces all prior agreements or other expressions or understandings between the parties related to the subject matter hereof.

          IN WITNESS WHEREOF, the parties hereto have executed this Contribution and Assumption Agreement on the date first written above.


                              PHILLIPS & ANDRUS, LLC

                              By:  /s/ Kenneth S. Phillips
                                 --------------------------------
                              Title: Manager
                                     ----------------------------


                              /s/ Kenneth S. Philips
                              -----------------------------------
                              Kenneth S. Phillips


                                                    Page 19 of 39
                               -2-